Exhibit 10.1

December 29, 2010

To: Vincent Pilette

Dear Vincent,

It is with great pleasure that, subject to the approval of the Board of Directors of Electronics For Imaging, Inc. (“EFI” or the “Company”), the Company offers you the position of Chief Financial Officer reporting to me. We are excited about our Company’s future prospects for growth and success, and we are confident your leadership will make a significant contribution to our success. Your first day of employment is scheduled to be January 1, 2011. Further, subject to the approval by the Compensation Committee of the Board of the Directors (the “Committee”), the Company offers you the following as part of your total rewards package:

•	Base Salary: $14,583.33 semi-monthly ($350,000 annualized).

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Bonus Eligibility: an annual on target bonus of 70% ($245,000) of your base salary based on performance measurements determined by the Compensation Committee of the Board at the time of the executive annual bonus program approval and subject to the terms and conditions of such program.

•	Total Annual Compensation Target: $595,000.

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Performance Restricted Stock Unit Award: a performance-based Restricted Stock Unit Award of 90,000 units vesting on the achievement of specific EFI common stock price appreciation targets as described below. The vesting of these RSUs shall be determined by reference to a stock price of $14.12, which represents the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days preceding the date of the approval by the Committee (the “Determination Price”) and shall be as follows:

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28,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock for 20 consecutive trading days, equals or exceeds 125% of the Determination Price or $17.65;

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31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock for 20 consecutive trading days, equals or exceeds 150% of the Determination Price or $21.17;

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31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock for 20 consecutive trading days, equals or exceeds 175% of the Determination Price or $24.70.

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Restricted Stock Unit Award: a time-based Restricted Stock Unit Award of 60,000 units, to vest as follows: one-third (33%) on the first anniversary of the award date and one third on the award date anniversary of each subsequent year. Your award will be completely vested in three years.

As an employee of EFI, you will also be eligible to participate in:

•	EFI ESPP Plan: You will be eligible to enroll in the Employee Stock Purchase Plan during the next open enrollment period.

•	Health, Wealth & Welfare Benefits: As a Full-Time employee of EFI, you be entitled to participate in EFI’s Employee Benefit Programs, which include health,

dental, vision, and prescription benefits, life insurance, short and long-term disability income insurance, and a 401(k) plan, as in effect from time to time. Most benefits are effective on your first day of employment. EFI reserves the right to modify the terms, conditions and eligibility requirements for any of its benefit plans or fringe benefits. Participation in any such plan is governed by the terms of the plan documents.

This offer is contingent upon your ability to show proof of your legal right to work in the United States as required by the United States Citizenship and Immigration Services, as well as the satisfactory completion of background and reference checks. You assume any and all risks associated with terminating your current employment or making financial or personal commitments based upon this contingent offer.

We have also included an Executive Employment Agreement that describes further terms and conditions of your employment, including but not limited to severance benefits in the event of a termination of employment under certain conditions.

Additionally, please find enclosed an Employment, Confidential Information and Invention Assignment Agreement. Entering into that Agreement is a condition of your employment and that needs to be signed and returned to HR with your signed offer letter.

Vincent, we are very much looking forward to having you join EFI. Please confirm your acceptance of this letter by signing and returning the Addendum enclosed with this letter to me.

Sincerely,

Guy Gecht

CEO

cc:	J. Cimino
B. Ko

ADDENDUM

By accepting and signing this offer of employment, you certify to EFI that you are not subject to a non-competition agreement with any company that would preclude or restrict you from performing the position being offered in this letter.

We also advise you of EFI’s policy of respecting the intellectual property rights of other companies. You should not bring with you any documents or materials designated as confidential, proprietary, or trade secret by another company.

This offer is not an offer of employment for any definite duration of time. You agree that the employment relationship with EFI is Employment at Will. In the event of any conflicting terms between this offer letter and your Executive Employment Agreement, the terms of your Executive Employment Agreement shall prevail.

I have read and understand EFI’s offer and conditions of employment, and understand this offer is contingent on my satisfying these conditions.

I hereby accept EFI’s offer of employment.

Signature:	/s/ Vincent Pilette	Start date:	01/01/2011